Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181699 on Form S-3 and Registration Statement Nos. 333-181701, 333-181700 and 333-172208 on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements of BG Medicine, Inc., and the effectiveness of BG Medicine, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of BG Medicine Inc.’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 18, 2013